SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
    ----------------------------------------------------------------------
                                  SCHEDULE 13G

           Information Statement pursuant to Rule 13d-1 and 13d-2

                             (AMENDMENT NO.  1  )*

                             MOHAWK INDUSTRIES, INC
                  ---------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
                  ---------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    608190104
                  ---------------------------------------------
                                  (CUSIP NUMBER)
    ----------------------------------------------------------------------
    Check the following box if a fee is being paid with this statement :_:
    (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    |--------------------|                          |--------------------|
    |CUSIP NO. 608190104 |         13G              | Page 2 of 13 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |AXA Assurances I.A.R.D. Mutuelle                                 |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |       4,287,200                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    |    April 30, 1997 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |       4,298,600                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                          4,298,600                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                              12.4%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 608190104 |         13G              | Page 3 of 13 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |AXA Assurances Vie Mutuelle                                      |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |       4,287,200                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    |    April 30, 1997 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |       4,298,600                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                          4,298,600                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                              12.4%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 608190104 |         13G              | Page 4 of 13 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |Alpha Assurances Vie Mutuelle                                    |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |       4,287,200                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    |    April 30, 1997 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |       4,298,600                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                          4,298,600                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                              12.4%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 608190104 |        13G               | Page 5 of 13 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |AXA Courtage Assurance Mutuelle                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |       4,287,200                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    |    April 30, 1997 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |       4,298,600                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                          4,298,600                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                              12.4%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 608190104 |         13G              | Page 6 of 13 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |AXA-UAP                                                          |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [ ]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |       4,287,200                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    |    April 30, 1997 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |       4,298,600                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                          4,298,600                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                              12.4%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             HC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 608190104 |         13G              | Page 7 of 13 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |THE EQUITABLE COMPANIES INCORPORATED                             |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |13-3623351                                                       |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [ ]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |State of Delaware                                                |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |       4,287,200                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    |    April 30, 1997 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |       4,298,600                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                          4,298,600                              |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                               12.4%                             |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                            HC                                   |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                         Page 8 of 13 Pages
              --------------
              MOHAWK INDUSTRIES, INC

    Item 1(b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              160 So. Industrial Blvd.
              Calhoun, GA  30701


    Item 2(a) Name of Person Filing:
              ---------------------
              Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group (collectively, the 'Mutuelles AXA').

              AXA-UAP (formerly known as AXA)

              The Equitable Companies Incorporated
                (the 'Equitable Companies')

                (Please contact Patrick Meehan at (212) 641-8234
                            with any questions.)

    Item 2(b) Address of Principal Business Office:
              ------------------------------------
              Alpha Assurances Vie Mutuelle
              100-101 Terrasse Boieldieu
              92042 Paris La Defense France

              AXA Assurances I.A.R.D Mutuelle and
              AXA Assurances Vie Mutuelle
              21, rue de Chateaudun
              75009 Paris France

              AXA Courtage Assurance Mutuelle
              26, rue Louis le Grand
              75002 Paris France

              AXA-UAP
              23, avenue Matignon
              75008 Paris France

              The Equitable Companies Incorporated
              787 Seventh Avenue
              New York, New York 10019

                                                       Page 9 of 13 Pages


    Item 2(c) Citizenship:
              -----------
              Mutuelles AXA and AXA-UAP - France
              Equitable Companies - Delaware

    Item 2(d) Title of Class of Securities:
              ----------------------------
              Common Stock

    Item 2(e) CUSIP Number:
              ------------
              608190104

    Item 3.   Type of Reporting Person:
              ------------------------
              Equitable Companies as a parent holding company, in accordance with 240.13d-1 (b)(ii)(G).

              The Mutuelles AXA, as a group, acting as a parent holding company.

              AXA-UAP as a parent holding company.

                                                    Page 10 of 13 Pages
    Item 4. Ownership as of    April 30, 1997:
            ---------------------------------
    (a) Amount Beneficially Owned:
        -------------------------
       4,298,600 shares of common stock beneficially owned including:
                                                        No. of Shares
                                                    ---------------------
    The Mutuelles AXA, as a group                                       0
    AXA-UAP                                                             0
    AXA-UAP Entity or Entities:
    ----------------------
    acquired solely for investment purposes:
    Common Stock                                                        0

    (Each of the Mutuelles AXA, as a group, and AXA-UAP expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G).
    The Equitable Companies Incorporated                                0
    Subsidiaries:
    ------------
    The Equitable Life Assurance Society of
    the United States acquired solely for
    investment purposes:
    Common Stock                                     207,900      207,900
                                                 -----------
    Alliance Capital Management L. P.,
    acquired solely for investment purposes
    on behalf of client discretionary investment
    advisory accounts:
    Common Stock                                   4,090,700    4,090,700
                                                 -----------
    Donaldson, Lufkin & Jenrette Securities
    Corporation held for investment purposes:                           0

    Wood, Struthers & Winthrop Management Corp.
    acquired solely for investment purposes
    on behalf of client discretionary investment
    advisory accounts:                                                  0
                                                              -----------
    Total                                                       4,298,600
                                                              ===========
    (Each of the above subsidiaries of The Equitable operates under independent management and makes independent decisions).

    (B) Percent of Class:                                           12.4%
        ----------------                                      ===========

    ITEM 4. Ownership as of April 30, 1997 (CONT.)   Page 11 of 13 Pages

       (c) Deemed Voting Power and Disposition Power:
           -----------------------------------------
                         (i)         (ii)          (iii)        (iv)
                        Deemed      Deemed        Deemed       Deemed
                        to have     to have       to have      to have
                        Sole Power  Shared Power  Sole Power   Shared Power
                        to Vote     to Vote       to Dispose   to Dispose
                        or to       or to         or to        or to
                        Direct      Direct        Direct the   Direct the
                        the Vote    the Vote      Disposition  Disposition
                        ----------  ------------  -----------  ------------

    The Mutuelles AXA,
        as a group               0             0            0             0

    AXA-UAP                      0             0            0             0

    AXA-UAP Entity or Entities:
    ----------------------
     NONE                        0             0            0             0

    The Equitable
    Companies
    Incorporated                 0             0            0             0

    Subsidiaries:
    ------------
    The Equitable
    Life Assurance
    Society of the
    United States          207,900             0      207,900             0

    Alliance Capital
    Management L. P.     4,079,300             0    4,090,700             0

    Donaldson, Lufkin
    & Jenrette
    Securities
    Corporation                  0             0            0             0

    Wood, Struthers
    & Winthrop
    Management
    Corporation                  0             0            0             0
                        ----------  ------------  -----------  ------------
               TOTAL     4,287,200             0    4,298,600             0
                        ==========  ============  ===========  ============

  (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).


                                                      Page 12 of 13 Pages
    Item 5.
     Ownership of Five Percent or Less of a Class:
     ---------------------------------------------
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
    Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A
     ----------------------------------------------------------------
    Item 7.
     Identification and Classification of the Subsidiary which Acquired
     ------------------------------------------------------------------
     the Security Being Reporting on by the Parent Holding Company:
     -------------------------------------------------------------
     This Schedule 13G is being filed by Equitable Companies; AXA-UAP, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, as a group which beneficially own a majority interest in AXA-UAP:

    ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA-UAP entity or entities;

    ( ) in AXA-UAP's capacity as a parent holding company with respect to the holdings of the following AXA-UAP entity or entities:
         NONE

    (X) in EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:

    (X) THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES (13-5570651), an insurance company, a broker-dealer registered under Section 15 of the Securities and Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (X) ALLIANCE CAPITAL MANAGEMENT L. P. (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    ( ) DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION (13-2741729), a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under
         Section 203 of the Investment Advisers Act of 1940.

    ( ) WOOD, STRUTHERS & WINTHROP MANAGEMENT CORP. (13-2774791), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                      Page 13 of 13 Pages

    Item 8. Identification and Classification of Members of the Group.  N/A
            ---------------------------------------------------------

    Item 9.  Notice of Dissolution of Group:  N/A
             ------------------------------

    Item 10. Certification:
             -------------
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: May 12, 1997                THE EQUITABLE COMPANIES INCORPORATED*




                                            /s/ Alvin H. Fenichel
                             --------------------------------------------
                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among The Equitable Companies Incorporated, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, and AXA-UAP, this statement Schedule 13G is filed on behalf of each of them.